Exhibit 10.24

SERIES F PREFERRED SHARE PURCHASE AGREEMENT

by and among

QINIU LIMITED

EACH OF THE PURCHASERS SET FORTH IN SCHEDULE A

and

EACH OF THE PERSONS SET FORTH IN SCHEDULE B

dated as of

October 25, 2018

SCHEDULES AND EXHIBITS

Schedule A	List of Purchasers
Schedule B	List of Founders, HK Co. and PRC Subsidiaries
Schedule C	Subscription Shares
Schedule D	Representations and Warranties of Warrantors
Schedule E	Representations and Warranties of Purchasers
Schedule F	Disclosure Schedule
Schedule G	Capitalization of the Company
Schedule H	List of Key Employees
Schedule I	Notice

Exhibit A	Form of Restated Articles VIII
Exhibit B	Form of Shareholders’ Agreement
Exhibit C	Form of Compliance Certificate

i

SERIES F PREFERRED SHARE PURCHASE AGREEMENT

This SERIES F PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 25, 2018, by and among:

(1)                                 Qiniu Limited, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”);

(2)                                 Each of the Purchasers set forth in Schedule A (collectively, the “Purchasers” and each, a “Purchaser”);

(3)                                 Each of the Persons set forth in Schedule B-1 (collectively, the “Founders” and each, a “Founder”);

(4)                                 The Person set forth in Schedule B-2 (the “HK Co.”); and

(5)                                 Each of the Persons set forth in Schedule B-3 (collectively, the “PRC Subsidiaries” and each, a “PRC Subsidiary”).

The above parties are collectively referred to as the “Parties”, and each, a “Party”.

W I T N E S S E T H:

WHEREAS, the Company is in the business of cloud computing and the Purchasers intend to make a long-term investment in the Company to produce synergies and in turn better products and services.

WHEREAS, the Company is a limited liability company incorporated under the Laws of the British Virgin Islands on May 23, 2011.

WHEREAS, the Company beneficially and directly holds one hundred percent (100%) of the outstanding shares of the HK Co., which owns one hundred percent (100%) of the equity securities of the WFOE, which in turn Control (as defined below) each of the Domestic Companies through the Control Documents (as defined below).

WHEREAS, at each Closing (as defined below), the Company desires to issue, allot and sell to the Purchasers, and the Purchasers desire to subscribe for and purchase from the Company, certain Series F Preferred Shares (the “Subscription Shares”, the details of such shares are set forth in Schedule C) pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

(a)                                 As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; and in particular, (a) with respect to any natural person, any of his/her spouses, lineal descendants (including by adoption), siblings, parents, step-parents, siblings of parents, siblings of step-parents, estates or heirs of any of them or Affiliates of, or trusts created for the benefit of, any of the foregoing, as applicable; and (b) with respect to any Person other than a natural person, (x) any shareholder, director, supervisor or member of senior management thereof or any of their respective Affiliates; and (y) to the extent any Person referred to in (x) is a natural person, his/her Affiliates as set out in (a) above.

“Anti-Corruption Laws” means anti-bribery or anti-corruption related laws or regulations that are applicable to Business of Group Company, including but not limited to laws and regulations relating to anti-corruption and anti-commercial bribery in China, the amended U.S. Foreign Corrupt Practice Act of 1977, as well as applicable anti-bribery or anti-corruption laws of other countries.

“Big Four Firm” means any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers, including their local Affiliates.

“Board” means the board of directors of the Company.

“Business” means the business which is from time to time conducted by the Group Companies (or any Group Company as the context otherwise requires).

“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Cayman Islands, British Virgin Islands, Hong Kong or PRC are authorized or required to be closed for the conduct of regular banking business.

“Claims” means administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Companies Act” means the Business Companies Act (2004) of the British Virgin Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Company Competitor” has the meaning given to it in the Shareholders’ Agreement.

“Control”, “Controls”, “Controlled” (or any correlative term) means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

“Control Documents” means the following set of contracts entered into by the WFOE with each of the Domestic Companies and its shareholders or issued by other related parties: an Exclusive Technology Consulting and Service Agreement, an Equity Pledge Agreement, a Share Option Agreement, an Operating Agreement, a Power of Attorney and a Spouse Consent Letter, as may be amended and/or supplemented.

“Disclosure Schedule” means the schedule provided by the Warrantors to the Purchasers, attached as Schedule F of this Agreement, for the purpose of qualifying the representations and warranties of the Warrantors under Article III of this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Force Majeure” means any event, cause or circumstance preventing the performance by a Party of an obligation hereunder, which is beyond the reasonable control of the Parties hereto, and which the Parties could not (i) have foreseen as of the date hereof; and (ii) by the exercise of due diligence, have been able to avoid and overcome the occurrence and consequences thereof, and includes, without limitation, earthquake, typhoon, flood, or other acts of nature, fire, explosion, embargo, strikes, riots, war, or epidemic.

“Governmental Authority” means (i) any national, provincial, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; (ii) any public international organization; (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing subsection (i) or (ii) of this definition; or (iv) any state-owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in the foregoing subsection (i), (ii) or (iii) of this definition.

“Governmental Order” means (i) officers, employees and other persons (regardless of seniority) working in an official capacity on behalf of any branch of a government (e.g., legislative, administrative, judicial, military or public education departments) at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof; (ii) political party officials and candidates for political office; (iii) directors, officers and employees of state-owned, state-controlled or state-operated enterprises; (iv) officers, employees and other persons working in an official capacity on behalf of any public international organization (regardless of seniority), e.g., the United Nations or the World Bank; or (v) close relatives of persons identified above (e.g., parents, children, spouse and parents-in-law), close friends and business partners.

“Group Companies” means the Company, the HK Co., the PRC Subsidiaries and any other Person Controlled by the Company from time to time, and “Group Company” means any of them.

“Group Companies’ M&A” means the memorandum and/or articles of association or other constitutional documents (as the case may be) of each Group Company.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Intellectual Property” means (a) patents, patent applications and statutory invention registrations; (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith; (c) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof; and (d) confidential and proprietary information, including trade secrets, know-how and invention rights.

“Key Employees” means each of the Persons listed in Schedule H.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over a party hereto or a Person contemplated hereby.

“Leased Real Property” means the Real Property leased by any Group Company as a tenant.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any change, circumstance, event, occurrence, condition or effect that, (a) when taken together with any other changes, circumstances, events, occurrences or conditions, is, or is reasonably likely to be, materially adverse to the business, prospects, assets, Liabilities, condition (financial or otherwise) or results of operations of any Group Company, individually, or the Group Companies taken as a whole; or (b) would prohibit or materially restrict or delay the performance of this Agreement or the consummation of any transactions contemplated thereby.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Person” means any natural person, any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” or “China” means the People’s Republic of China (excluding, for the purpose of this Agreement, Hong Kong, the Macao Special Administrative Region and Taiwan).

“Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E-1 Preferred Shares, Series E-2 Preferred Shares and Series F Preferred Shares.

“QDIE Approval” means the registrations, approvals and filings with competent Governmental Authorities in PRC as a Qualified Domestic Investment Enterprises under the Laws of PRC and its investment into the Company, including (i) registration with State Foreign Exchange Administration of the People’s Republic of China, (ii) obtain “业务登记证” from

State Foreign Exchange Administration of the People’s Republic of China, and (iii) open custodian account and “QDIE 对外放款专户” with custodian bank.

“Real Property” means all land, buildings and other structures, fixed facilities or improvements currently located thereon, and all fixtures, indivisible systems, equipment that is/are the subject of ownership, lease, occupation or use by any Group Company.

“Receivables” means any and all accounts receivable, notes, other receivables and other amount, and any unpaid financial costs to be calculated in respect of such amount, to be collected from third parties (including, without limitation, the customers and employees) arising out of the operation of the Business (whether or not arising during the ordinary course of business).

“Restated Articles VIII” means the eighth amended and restated memorandum and articles of association of the Company in the form attached hereto as Exhibit A, to be adopted in accordance with applicable Law on or before the First Closing and which shall be in full force and effect as of the First Closing.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its duly authorized local branch, as the case may be, or any successors thereto.

“Series A Preferred Shares” means the Series A Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series A Preferred Share”.

“Series B Preferred Shares” means the Series B Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series B Preferred Share”.

“Series C Preferred Shares” means the Series C Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series C Preferred Share”.

“Series D Preferred Shares” means the Series D Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series D Preferred Share”.

“Series E-1 Preferred Shares” means the Series E-1 Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series E-1 Preferred Share”.

“Series E-2 Preferred Shares” means the Series E-2 Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series E-2 Preferred Share”.

“Series F Preferred Shares” means the Series F Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series F Preferred Share”.

“Shareholders’ Agreement” means the Seventh Amended and Restated

Shareholders’ Agreement in the form attached hereto as Exhibit B to be entered into by the Warrantors and the Purchasers and all then existing shareholders of the Company, which will take effect as of the First Closing.

“Share Plan” or “ESOP” means any stock option plan or equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, directors, consultants and/or other eligible persons.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or comparable Laws in jurisdictions other than the United States).

“Social Security Benefits” means any schedule or arrangement that provides for the payment for any social insurance, pension insurance, medical insurance, work-related injury insurance, maternity insurance, unemployment insurance and public housing reserve fund or the alike, in each case as required by any applicable Law for the benefit of employees.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, Social Security Benefits, workers’ compensation, unemployment compensation, or net worth; penalties and interest for late payment in connection with tax under-payments imposed by any Government Authority; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Restated Articles VIII and any other agreements, instruments or documents entered into in connection with this Agreement.

“US$” means United States dollars, the lawful currency of the United States of America.

“Warrantors” means the Founders, and the Group Companies, and “Warrantor” means any of them.

“Warrantors’ Knowledge” means what the Warrantors actually know or, after due inquiry, would reasonably be expected to know as of the date of this Agreement or as of the First Closing, as the case may be.

(b)                                        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Breach	8.01
Closing	2.03(b)
Closing Date	2.03(b)
Code	5.08(a)
Company	Preamble
Domestic Companies	Schedule B-3
First Closing	2.03(a)
First Closing Purchasers	Schedule A
Founders	Preamble
Guaranteed Obligations	9.18
HK Co.	Preamble
HKIAC	9.13(c)
Indemnifiable Loss	8.01
Indemnitee	8.01
Long Stop Date	7.02(a)
PRC Subsidiaries	Preamble
Purchaser(s)	Preamble
Relevant Period	5.07(a)
Party, Parties	Preamble
Second Closing	2.03(b)
Second Closing Purchaser	Schedule A
Shanghai Company-1	Schedule B-3
Subscription Shares	Preamble
Subscription Price	2.02
Termination Date	7.03
WFOE	Schedule B-3

SECTION 1.02 Principles of Construction.

(a)                                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(c)                                  Unless the context clearly requires otherwise, “or” is not exclusive.

(d)                                 Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the First Closing and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(e)                                  References to the Preamble, Recitals, Clauses, Schedules and Exhibits are to the preamble, recitals and clauses of and schedules and exhibits to this Agreement.

(f)                                   The headings are for convenience only and shall not affect the interpretation hereof.

(g)                                  Unless the context clearly otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(h)                                 Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, the Parties.

(i)                                     This Agreement and the Transaction Documents are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement. Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the parties, as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.

(j)                                    Any reference in this Agreement to this Agreement or a Transaction Document shall include any schedules and exhibits attached thereto and shall include that agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements such agreement.

ARTICLE II

SUBSCRIPTION FOR SUBSCRIPTION SHARES

SECTION 2.01 Authorization. As of the First Closing, the Company shall authorize the issuance and delivery of 11,959,406 Series F Preferred Shares to the Purchasers pursuant to the terms and conditions of this Agreement.

SECTION 2.02  Subscription for Subscription Shares.

Subject to the terms and conditions of this Agreement, (i) the First Closing Purchaser agrees to subscribe for and purchase, severally but not jointly, from the Company at the First Closing, and (ii) the Second Closing Purchaser agrees to subscribe for and purchase from the Company at the Second Closing, and the Company agrees to issue and allot to each Purchaser at the applicable Closing, such number of Series F Preferred Shares as set forth opposite such Purchaser’s name in the relevant column with the heading “Number of Subscription Shares” in Schedule C at a price of US$3.344648 per Series F Preferred Share, amounting to the aggregate subscription price amount payable by each Purchaser as set forth opposite such Purchaser’s name in the relevant column with the heading “Subscription Price” in Schedule C (such aggregate subscription price payable by each Purchaser is referred to as such Purchaser’s “Subscription Price”). The aggregate number of Series F Preferred Shares to be purchased by the Purchasers pursuant to the foregoing provision shall represent, immediately upon the Second Closing, 5.7971% of the total share capital of the Company on a fully-diluted and as-converted basis.

SECTION 2.03  Closings.

(a)                                 First Closing. The first closing (the “First Closing”) of the subscription for 8,550,976 Series F Preferred Shares by the First Closing Purchaser shall take place remotely through exchanging the required documents on a date specified by the Company and the First Closing Purchaser, or at such other time and place as the Company and the First Closing Purchaser jointly agree upon (the “First Closing Date”), which date shall be no later than the date on which all of the conditions set forth in Sections 6.01 and 6.03 hereof has been satisfied or waived.

(b)                                 Second Closing. The second closing (the “Second Closing”, together with the First Closing, the “Closings” and each a “Closing”) of the subscription for 3,408,430 Series F Preferred Shares by the Second Closing Purchaser shall take place remotely through exchanging the required documents on a date specified by the Company and the Second Closing Purchaser (the “Second Closing Date”, together with the First Closing Date, the “Closing Date”).

SECTION 2.04  Deliveries by Warrantors at the Closings.

(a)                                 At the First Closing, the Warrantors shall deliver or cause to be delivered to the First Closing Purchaser:

(i)                                     a scanned copy of an updated register of members of the Company, showing BOCOM International as the holder of 8,550,976 Series F Preferred Shares at the First Closing, certified as a true and correct copy by the Company’s registered agent;

(ii)                                  a scanned copy of an updated register of directors of the Company, showing the appointment of the Director appointed by BOCOM International as a director of the Company, certified as a true and correct copy by the Company’s registered agent;

(iii)                               scanned copies of a duly executed share certificate (with the original(s) to be delivered within twenty (20) Business Days following the First Closing) delivered to BOCOM International evidencing ownership of 8,550,976 of Series F Preferred Shares;

(iv)                              copies of the resolutions duly and validly adopted by the Board and the shareholders of the Company evidencing the appointment of Person nominated by BOCOM International as a director of the Company in the manner contemplated by the Shareholders’ Agreement and the approval of the issuance of the Subscription Shares;

(v)                                 the scanned copies of the Legal Opinions;

(vi)                              such other documents as the First Closing Purchaser may reasonably request to evidence the issuance of the applicable Subscription Shares to the First Closing Purchaser, the satisfaction of the conditions set forth in Section 6.01, and the performance of the obligations of the Warrantors hereunder.

(b)                                 At the Second Closing, the Warrantors shall deliver or cause to be delivered to the Second Closing Purchaser:

(i)                                     a scanned copy of an updated register of members of the Company, showing BOCOM Fund as the holder of 3,408,430 Series F Preferred Shares at the

Second Closing certified as a true and correct copy by the Company’s registered agent;

(ii)                                  a scanned copy of a duly executed share certificate (with the original to be delivered within twenty (20) Business Days following the Second Closing) delivered to BOCOM Fund evidencing ownership of 3,408,430 of Series F Preferred Shares;

(iii)                               such other documents as the Second Closing Purchaser may reasonably request to evidence the issuance of the applicable Subscription Shares to the Second Closing Purchaser, the satisfaction of the conditions set forth in Section 6.02, and the performance of the obligations of the Warrantors hereunder.

SECTION 2.05 Deliveries by Purchasers at the Closings. Within ten (10) Business Days after the First Closing, the First Closing Purchaser shall cause the applicable Subscription Price payable by it to be paid by wire transfer in immediately available funds in US$ to a bank account designated by the Company by written notice to the First Closing Purchaser, which notice shall be delivered no later than five (5) Business Days prior to the First Closing Date. Within ten (10) Business Days after the Second Closing, the Second Closing Purchaser shall cause the applicable Subscription Price payable by it to be paid by wire transfer in immediately available funds in US$ to a bank account designated by the Company by written notice to the Second Closing Purchaser, which notice shall be delivered no later than five (5) Business Days prior to the Second Closing Date. All bank charges and related expenses for remittance and receipt of funds shall be for the account of the Company, which shall be fully controlled by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WARRANTORS

The Warrantors, jointly and severally, represent and warrant to each Purchaser that the statements contained in Schedule D attached hereto are true, correct, complete and not misleading in all respects with respect to each Warrantor on and as of the date hereof and the First Closing Date (with the same effect as if made on and as of the date of the First Closing), except as set forth on the Disclosure Schedule as the Company may reasonably amend prior to or on the First Closing Date, which exceptions shall be deemed to be representations and warranties as if made hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

The First Closing Purchaser represents and warrants to each of the Company and the Founders that the statements contained in Schedule E attached hereto are true, correct, complete and not misleading with respect to such Purchaser on and as of the date hereof and the First Closing Date (with the same effect as if made on and as of the date of the First Closing). The Second Closing Purchaser represents and warrants to each of the Company and the Founders that the statements contained in Schedule E attached hereto are true, correct, complete and not misleading with respect to such Purchaser on and as of the date hereof and the Second Closing Date (with the same effect as if made on and as of the date of the Second Closing).

ARTICLE V

COVENANTS

SECTION 5.01 Conduct of Business. From the date of this Agreement until the First Closing Date, save as contemplated by the Transaction Documents or with the prior written consent of the Purchasers, the Warrantors shall procure that none of the Group Companies shall take any action or effect any change set forth in Sections 3.14 of Schedule D.

SECTION 5.02 Notice of Certain Events. The Warrantors shall immediately notify the applicable Purchaser(s) in writing of (a) all events, circumstances, facts and occurrences arising from the date of this Agreement until each Closing which could result in any material breach of a representation or warranty or covenant of any Warrantor in this Agreement or which could have the effect of making any representation or warranty of any Warrantor untrue, incorrect, incomplete or misleading in any respect; (b) all material developments prior to each Closing affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of any Group Company; and (c) any other events or facts which reasonably affect the willingness of a prudent investor to purchase the Subscription Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Subscription Shares.

SECTION 5.03 Confidentiality. Save as required by any applicable Law, none of the Parties hereto or any of their Affiliates shall make any press or other announcement or release or disclose any information concerning this Agreement or the transactions herein referred to or disclose the identity of the other Parties hereto (except for disclosure by the Purchasers to its Affiliates) without the prior written consent of the other Parties hereto (such consent not to be unreasonably withheld or delayed).

SECTION 5.04 Access to Information. The Warrantors shall procure that each Purchaser and any Person(s) authorized by it shall, upon request by such Purchaser to the Warrantors, be given full access to the employees, premises, books of account, records and documents of the Group Companies, and employees of the Group Companies shall be instructed to give promptly to such Purchaser and any Person(s) authorized by it all information in relation to the Group Companies that such Purchaser may reasonably request.

SECTION 5.05 Use of Proceeds. The proceeds from the sale of the Subscription Shares shall be used for the capital expenditure and working capital of the Company in accordance with budget plan approved by the Board.

SECTION 5.06 Intellectual Property Rights. The Warrantors shall not transfer or permit any third party to use, purchase or transfer any Intellectual Property registered under the names or otherwise owned by the Founders or any Group Company without prior consents of the Purchasers in accordance with the Shareholders’ Agreement. Further, no right to any Intellectual Property used or owned by the Group Companies or otherwise in connection with the Business shall be registered under the names of any Founder.

SECTION 5.07  Non-Competition.

(a) At any time after the First Closing, without the prior written consent of the Purchasers, each of the Founders shall not, directly or indirectly, during the time when such Founder is an employee or director of any Group Company or a (direct or indirect) holder of any equity interest in the Company (the “Relevant Period”) and for twenty-four (24) months after the Relevant Period,

(i)            engage anywhere in the world in any business that competes with any of the Group Companies;

(ii)           be employed, engaged by or otherwise work for the benefit of any Company Competitor of any Group Company whether in his or her capacity as director, management personnel or employee of such Company Competitor;

(iii)          invest in any Company Competitor, including whether as owner, shareholder, actual controller or creditor of such Company Competitor (other than any investment in the securities of any Company Competitor which are listed or traded on any generally recognized stock exchange, provided that such Founder and his Affiliates (i) do not in aggregate hold securities representing more than one percent (1%) of the total securities of such Company Competitor; and (ii) are not involved in the management of the business of such Company Competitor);

(iv)          engage in any business with any Company Competitor, whether as agent, supplier or distributor of such Company Competitor;

(v)           provide any form of consultation or advice to or for the benefit of any Company Competitor;

(vi)          enter into any agreement with, make any commitment to or enter into any other arrangement with any Company Competitor where such agreement, commitment or arrangement which shall or may restrict or prevent the Company from conducting the Business; or

(vii)         approach, solicit or hire (or attempt to approach, solicit or hire) for the benefit of any Company Competitor, any existing or potential customer, agent, supplier and/or independent contractor of any Group Company to the knowledge of such Founder or any Person employed by any Group Company or any of its Affiliates, regardless of the position of such Person and regardless of whether termination of the employment of such Person shall constitute any breach of contract.

(b)           During the Relevant Period, each Founder shall devote his full time and attention to the business of the Group Companies and will use his best efforts to develop the business and interests of the Group Companies, and shall not serve as any management position in any companies other than the Group Companies without prior written consent of the Purchasers.

(c)           Each Founder acknowledges that the covenants of the Founder set forth in this Section 5.07 are an essential element of this Agreement and that, but for the agreement of the Founders to comply with these covenants, the Purchasers would not have entered into this Agreement. Each Founder acknowledges that this Section 5.07 constitutes an independent covenant and shall not be affected by performance or non-performance of any other provision of this Agreement by any Purchaser.

SECTION 5.08  Tax.

(a)           PFIC. The Warrantors shall procure that each Group Company will use commercially reasonable efforts to avoid classification as a PFIC within the meaning of

Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for any year.

(b)           CFC. Immediately after the First Closing, the Company will not be a CFC as defined in the Code (or any successor thereto). The Company shall make due inquiry with its tax advisors on at least an annual basis regarding the Company’s status as a CFC and regarding whether any portion of the Company’s income is “subpart F income” (as defined in Section 952 of the Code).

(c)           Compliance. Each Group Company shall:

(i)     meet all payment, withholding, and all other Tax compliance obligations (including with respect to transfer pricing and evidentiary requirements for transfer pricing), in all material respects, as required under the Laws of the jurisdictions where such Group Company operates;

(ii)     at all times deal at arm’s length with any other Group Company;

(iii)     retain a Big Four Firm of independent certified public accountants to handle all of its Tax compliance matters in all jurisdictions where such member operates, including with respect to the obligations of each Group Company under paragraph (a) above with respect to the PFIC regime and paragraph (b) above with respect to the CFC regime;

(iv)     conduct business so that it does not have a trade or business, agency, branch or a permanent establishment or become a tax resident in a country outside its country of incorporation;

(v)     refrain from entering into tax sharing agreements or otherwise guarantee another Person’s liability with respect to Taxes, and refrain from extending any applicable statute of limitations period in respect of Taxes, without the written consent of the Purchasers; and

(vi)     provide to the Purchasers any other information that has not otherwise been described in this Section reasonably necessary for the preparation of income Tax Returns of any kind whatsoever.

SECTION 5.09 Value-Added Telecommunication and Information Services Operating License. As soon as possible but in any event within seven (7) months after the First Closing, the Warrantors shall use their best efforts to cause each relevant Group Company to apply for and obtain proper Value-Added Telecommunication and Information Services Operating License (增值电信业务经营许可证, the “License”) for its internet data center business and internet content distribution network business nationwide.

SECTION 5.10 Branches or Subsidiaries. The Warrantors, jointly and severally, undertake that as soon as reasonably practicable after the First Closing or after a date as determined by the Board of the Company (with the affirmative vote of Alibaba Director and Yunfeng Director), the PRC Subsidiaries shall register with competent Governmental Authorities the establishment of branches or subsidiaries where the PRC Subsidiaries operate businesses.

SECTION 5.11  Compliance.   From the date hereof, each of the Group

Companies shall, and the Founders shall cause each of the Group Companies to, comply with (i) all applicable Laws, including but not limited to applicable PRC rules and regulations relating to value-added telecommunication and information service business, the Intellectual Property, anti-monopoly, taxation, employment, social welfare and benefits; (ii) any provisions of its memorandum of association (if any), articles of association or any other applicable constitutional document; (iii) of any instrument, judgment, order, writ or decree; (iv) under any note, indenture or mortgage; or (v) under any lease, agreement, contract or purchase order to which it is a party.

SECTION 5.12 Trademarks. The Warrantors shall use their best efforts to have all trademarks used by the Group Companies in the ordinary course of business properly registered.

SECTION 5.13 Financial System and Internal Control. As soon as reasonably practical after the First Closing, the Group Companies shall, and the Founders shall procure the Group Companies to, establish and maintain a standard system of accounting established and administered in accordance with IFRS or U.S. GAAP, implement a system of internal controls to ensure that each Group Company maintains accurate and reliable financial records.

SECTION 5.14 As from the First Closing, each Group Company shall, and the Founders shall procure each Group Company to, prepare in a timely manner and well keep (i) its memorandum and articles of association, all other constitutional documents (or analogous constitutional documents) and all amendments thereto; and (ii) its minute books which contain all resolutions, written consent and minutes of all meetings of its directors and shareholders since the date of its incorporation and accurately reflects all actions by its directors (and any committee of directors) and shareholders.

SECTION 5.15 Other Actions. (a) At any time after the date hereof, the Warrantors shall, at the request of the Purchasers and insofar as the requested matter lies within their respective control and power, execute or procure that there shall be executed all such documents and do all such acts and things as the Purchasers may require for the purpose of implementing or giving effect to the provisions of this Agreement or the Transaction Documents.

(b)           The Warrantors shall use their best efforts to ensure that the conditions set forth in Section 6.01 and Section 6.02 are satisfied as soon as practicable.

ARTICLE VI

CONDITIONS TO OBLIGATIONS AT CLOSINGS

SECTION 6.01 Conditions to each First Closing Purchaser’s Obligations to the Company at the First Closing. The obligations of the First Closing Purchaser to consummate the respective transactions under Sections 2.01 to 2.04 (as applicable) shall be subject to the fulfillment of each of the following conditions (subject to any waiver in written form by such Purchaser in its absolute discretion):

(a)           Representations and Warranties. The representations and warranties of each Warrantor contained in Article III shall be true, correct, complete and not misleading in all respects as of the First Closing with the same force and effect as if made as of the First Closing, except for those representations and warranties (i) that already contain any materiality qualification, which such representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates; and (ii) that address matters only as of a particular date, which representations will have been true correct, complete and not misleading in all respects as of such particular date.

(b)           Performance. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and other Transaction Documents to which it is a party that are required to be performed or complied with by it on or before the First Closing.

(c)            Approvals. Each of the Group Companies and the Founders shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any internal approvals or authorizations from each of the Group Companies and the Founders, any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Subscription Shares, and all such authorizations, approvals, waivers and permits shall be effective as of the First Closing. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its shares or securities, as applicable. No provision of any applicable Laws or any Governmental Order shall prohibit the consummation of any transactions contemplated by the Transaction Documents.

(d)           Proceedings and Documents. All necessary corporate and other proceedings in connection with the transactions contemplated at the First Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to the First Closing Purchaser, and the First Closing Purchaser (or its legal counsel) shall have received all such counterpart original and/or certified or other copies of such documents as reasonably requested.

(e)            Board of Directors of the Company. As of the First Closing, shareholder resolutions and Board resolutions of the Company shall have been adopted to reflect that one (1) director nominated and elected by BOCOM International as the director of the Company.

(f)            Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by all parties thereto (except the Purchasers in the case where the Purchasers are parties to such Transaction Document).

(g)            No Material Adverse Effect. Since the date hereof, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company’s or any other Group Company’s business, assets, Liabilities, results of operations, financial condition or prospects.

(h)           Compliance Certificate. The Company shall have delivered to the First Closing Purchaser a certificate executed and delivered by the Group Companies and the Founders in the form attached hereto as Exhibit C.

(i)             Legal Opinions. The Company shall have delivered to the First Closing Purchaser customary legal opinions issued, respectively, by the PRC legal counsel and the British Virgin Islands legal counsel of the Company (collectively, the “Legal Opinions”).

(j)            Filing of Restated Articles VIII. The Restated Articles VIII shall have been duly adopted by all necessary actions of the Board of Directors and the members of the Company and shall have been duly filed with the Registry of Corporate Affairs in the British Virgin Islands.

(k)           ESOP. The Company shall have reserved additional 6,000,000 Ordinary Shares so that the maximum aggregate number of the Ordinary Shares that may be issued under the ESOP is 18,107,143. All corporate and other proceedings in connection with the amendment of ESOP and granting of option shall have been duly completed.

SECTION 6.02  Conditions to Second Closing Purchaser’s Obligations to the Company at the Second Closing. The obligations of the Second Closing Purchaser to consummate the transaction under Sections 2.01 to 2.04 (as applicable) shall be subject to the fulfillment of each of the following conditions (subject to any waiver in written form by such Second Closing Purchaser in its absolute discretion):

(a)           Occurrence of First Closing.  The First Closing shall have occurred.

(b)           Completion of QDIE Approval.  All QDIE Approval shall have been completed and obtained by BOCOM Fund.

(c)           Representations and Warranties. The representations and warranties of each Warrantor contained in Article III shall be true, correct, complete and not misleading in all respects as of the Second Closing with the same force and effect as if made as of the Second Closing, except for those representations and warranties (i) that already contain any materiality qualification, which such representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates; and (ii) that address matters only as of a particular date, which representations will have been true correct, complete and not misleading in all respects as of such particular date.

(d)           Performance. Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and other Transaction Documents to which it is a party that are required to be performed or complied with by it on or before the Second Closing.

(e)           No Material Adverse Effect. Since the date hereof, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company’s or any other Group Company’s business, assets, Liabilities, results of operations, financial condition or prospects.

(f)            Compliance Certificate. The Company shall have delivered to the Second Closing Purchaser a certificate executed and delivered by the Group Companies and the Founders in the form attached hereto as Exhibit C.

SECTION 6.03 Conditions to the Warrantors’ Obligations at each Closing. The obligations of each of the Warrantors to consummate the respective transactions under Sections 2.01 and 2.02 shall be subject to the fulfillment of each of the following conditions (subject to any waiver in written form by it in its absolute discretion):

(a)           Representations and Warranties. The representations and warranties of each applicable Purchaser contained in Article IV shall be true and correct when made and shall be true and correct as of the applicable Closing with the same force and effect as if made as of the applicable Closing.

(b)           Performance of Obligations. Each applicable Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the applicable Closing.

(c)           Transaction Documents. Each Purchaser shall have delivered to the Company each of the Transaction Documents to which it is a party prior to or on the First Closing.

ARTICLE VII

TERMINATION

SECTION 7.01 Effective Date; Termination. This Agreement shall become effective upon execution by all of the Parties hereto and shall continue in force until being terminated in accordance with Section 7.02.

SECTION 7.02  Events of Termination. This Agreement may be terminated as follows:

(a)           at the election of the First Closing Purchaser or the Company on or after sixty (60) days from the date hereof (the “First Long Stop Date”), if the First Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the First Closing Purchaser and the Founders, provided that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any Party if the failure of the First Closing to be consummated by the First Long Stop Date results in breach of that Party; provided further that the termination of this Agreement pursuant to this Section 7.02(a) in connection with one certain First Closing Purchaser shall only be applicable to and binding upon such First Closing Purchaser and other applicable Parties to this Agreement in connection with its investment in the Company as contemplated hereunder and shall have no impact or effect on other Purchasers; or

(b)           at any time on or prior to the First Closing, by written consent of all Parties to this Agreement; or

(c)           at the election of the Second Closing Purchaser or the Company on or after one hundred twenty (120) days from the date hereof (the “Second Long Stop Date”), if the Second Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Second Closing Purchaser and the Founders, provided that the right to terminate this Agreement pursuant to this Section 7.02(c) shall not be available to any Party if the failure of the Second Closing to be consummated by the Second Long Stop Date results in breach of that Party; provided further that the termination of this Agreement pursuant to this Section 7.02(c) shall only be applicable to and binding upon the Second Closing Purchaser and other applicable Parties to this Agreement in connection with its investment in the Company as contemplated hereunder and shall have no impact or effect on the First Closing Purchaser.

SECTION 7.03 Survival. The date of termination of this Agreement pursuant to Section 7.02 hereof shall be referred to as “Termination Date”. In the event of termination by the Company and/or the Purchasers pursuant to Section 7.02 hereof, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate, and the transaction contemplated hereunder shall be abandoned and rescinded, without further action by the Parties hereto. Each of the applicable Parties shall be relieved of their duties and obligations arising under this Agreement after the Termination Date and such termination shall be without liability to the Party which terminates this Agreement under Section 7.02; provided that such termination shall, unless otherwise agreed by the Parties, be without prejudice to the accrued rights of any Party prior to such termination. This Article VII, Article VIII, Section 5.03, Section 9.10 and Section 9.13 shall survive any termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Indemnification by the Warrantors. In the event of: (i) any breach or violation of, or inaccuracy or misrepresentation in any representation or warranty made by any Warrantor contained in this Agreement; (ii) the breach or violation of any covenant or agreement by any Warrantor contained in this Agreement; (iii) any Claim of any Governmental Authority or third party or any Liability of any Group Company, whether arising before or after the First Closing, but with respect to a matter which occurred before the First Closing, unless such matter has been disclosed in the Disclosure Schedule; or (iv) any Claims brought against any Purchaser or its officers or directors by any third party as a result of any act or omission by any Warrantor or its directors in breach of its obligations under the Transaction Documents (each of (i), (ii), (iii) or (iv), a “Breach”), the Warrantors shall, jointly and severally, or cause the other Warrantors to, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Purchasers within sixty (60) days following the Breach. After sixty (60) days following the Breach, the Warrantors shall, jointly and severally, indemnify the Purchasers and its Affiliates, limited partners, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, Liabilities, damages, liens, Claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, any Breach, ALWAYS provided that the Warrantors shall not be obliged to indemnify any Indemnitee unless the aggregate amount of Indemnifiable Loss exceeds US$50,000; further provided that, such Purchaser shall first seek indemnification from the Group Companies, and if the Group Companies are found liable to such Purchaser and do not have sufficient resources (after liquidation, dissolution or similar act) to indemnify such Purchaser, such Purchaser may then seek indemnification from the Founders.

SECTION 8.02 Survival of Representations and Warranties. The representations and warranties of the Warrantors contained in this Agreement shall survive each Closing. The rights and remedies of an Indemnitee in respect of any breach of the representations and warranties by any Warrantor shall not be affected by any of the Closings, by any investigation made by or on behalf of any Indemnitee, by any Indemnitee failing to exercise or delaying the exercise of any of its rights or remedies, by any disclosure by any Warrantor or by any other event or matter whatsoever except a specific and duly authorized written waiver or release.

SECTION 8.03 Breach Notice. If any Purchaser believes that it has a Claim that may give rise to an obligation of any Warrantor pursuant to this Article VIII, it shall give notice thereof to such Warrantor stating specifically the basis on which such Claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that in any event any such notice with respect to a Breach pursuant to Section 8.01 shall be given on a timely basis. In the event of a third party Claim against an Indemnitee for which such Indemnitee is entitled to seek indemnification from the Founders pursuant to this Article VIII, the relevant Purchaser shall, as soon as practically possible, notify the Founders of such third party Claim. Any dispute related to this Article VIII shall be resolved pursuant to Section 9.13.

SECTION 8.04 Covenants of Warrantors. Each of the Warrantors hereby agrees and covenants that it and he will do all such things and undertake all such actions, including without limitation, any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by the Purchasers, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under this Agreement, the Shareholders’ Agreement and other ancillary Transaction Documents is given full force and effect.

SECTION 8.05 Limitation on Warrantors’ Liability. In any event, the maximum liability of any Founder for any Indemnifiable Loss under this Agreement to any Purchaser shall be limited to the shares directly or indirectly held by such Founder in the Company.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

SECTION 9.02 Entire Agreement. This Agreement, the Transaction Documents and the other documents delivered pursuant hereto and thereto, including any exhibits and schedules hereto and thereto, constitute the full and entire agreement and understanding between the Parties hereto with regard to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter. No Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

SECTION 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.04 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

SECTION 9.05 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party; (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto; or (c) waive compliance with any of the agreements of any other Party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.06 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties hereto; or (b) by a waiver in accordance with Section 9.05.

SECTION 9.07 No Third Party Beneficiaries. Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Article VIII of this Agreement as if it were a Party hereto. Except the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Warrantor, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.07 Fees and Expenses. If the relevant Closing successfully occurs, the Company shall bear all legal, accounting and out of pocket costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby incurred by itself and applicable Purchasers. Nonetheless the transaction costs to be reimbursed by the Company to the applicable Purchasers shall not exceed US$300,000 in total. If the relevant Closing does not occur, each relevant Party shall bear all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 9.08 No Finder’s Fees. The Company agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transaction contemplated herein (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of their officers, employees or representatives is responsible.

SECTION 9.09 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

SECTION 9.10 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party hereto to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule I, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9.10.

SECTION 9.11 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9.12 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 9.13  Governing Law; Arbitration.

(a)           This Agreement shall be governed by and construed for all purposes under and in accordance with the Laws of Hong Kong without giving effect thereof to the principles of conflict of laws.

(b)           Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(c)           The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(d)           The arbitration proceedings shall be conducted in Chinese. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.13 shall prevail;

(e)           The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(f)            Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(g)           The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(h)           Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

SECTION 9.14 No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Subscription Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no oral statements made by any of the Purchasers or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment; (ii) the Company shall not rely on any such statement by the Purchasers or its representatives; and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchasers and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchasers shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

SECTION 9.15 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

SECTION 9.16 No Presumption. The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the

Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

SECTION 9.17 Remedies. The Parties hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of their rights under this Agreement. Each of the Parties hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In addition, the rights of the Parties hereto set forth in this Agreement shall be in addition to, and not in lieu of, any other rights that they may have in any capacity.

SECTION 9.18 Performance Guarantee. The Founders hereby, jointly and severally, unconditionally and irrevocably guarantee to each Purchaser that the Founders will use their best efforts to ensure the due and punctual performance and observance by the Group Companies of all of their respective obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement and the Transaction Documents (the “Guaranteed Obligations”). If and whenever any Group Company defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, each of the Founders shall forthwith upon demand by the Purchasers do all things necessary to cause the Company unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and the Transaction Documents.

SECTION 9.19  Force Majeure.

(a)           If any Party is affected by Force Majeure, it shall promptly provide a written notice to the other Parties setting forth, in reasonable detail, the nature and extent of the circumstances in question and the reasons for its inability to perform, or for its delay in the performance of, any of its obligations hereunder.

(b)           No Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other Parties, for any delay in performance or other non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any Force Majeure of which it is has notified the other Parties, and the obligation in question of the affected party shall be deemed to be suspended and the time for performance of such obligation shall be extended accordingly. For the avoidance of doubt, (i) the obligation in question shall be deemed to be suspended only to the extent that, and for so long as, performance of such obligation is delayed or prevented by Force Majeure; (ii) all other terms and provisions of this Agreement shall remain in full force and effect; and (iii) nothing in this Section 9.19 shall be construed as a release of the affected Party from performance of the suspended obligation after the cessation of Force Majeure.

(c)           The Party invoking Force Majeure shall (i) use all reasonable efforts to remedy the situation and minimize or remove the effects of Force Majeure so far as possible and, subject thereto, comply with its obligations hereunder; (ii) within the shortest time practicable, attempt to resume performance of the obligations suspended by Force Majeure; and (iii) give prompt notice to the other Parties of the cessation of the cause thereof.

SECTION 9.20 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint, and no Purchaser is responsible in any way for the performance or conduct of the other Purchaser in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Purchaser pursuant hereto shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Purchasers. Each Purchaser agrees that no other Purchaser has acted as an agent for such Purchaser in connection with the transactions contemplated hereby.

SECTION 9.21  Language. This Agreement is signed in English language only.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

QINIU LIMITED

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Director

QINIU (CHINA) LIMITED

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Director

Signature Page to Series F Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BEIJING KONGSHAN INFORMATION TECHNOLOGIES CO., LTD. (北京空山信息技术有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Legal Representative

Affix Seal: /s/ Seal

SHANGHAI QINIU INFORMATION TECHNOLOGIES CO., LTD. (上海七牛信息技术有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Legal Representative

Affix Seal: /s/ Seal

SHANGHAI QINIU WEB TECHNOLOGIES CO., LTD. (上海七牛网络科技有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Legal Representative

Affix Seal: /s/ Seal

KONGSHAN NETWORK TECHNOLOGIES (SHANGHAI) CO., LTD. (空山网络科技（上海）有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Legal Representative

Affix Seal: /s/ Seal

Signature Page to Series F Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Shiwei Xu
Name: Shiwei Xu

By:	/s/ Guihua Lv
Name: Guihua Lv

Signature Page to Series F Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BOCOM INTERNATIONAL ASSET
MANAGEMENT LIMITED

By:	/s/ Su Fen
Name: Su Fen
Title: Authorized Signatory

By:	/s/ Li Wu
Name: Li Wu
Title: Authorized Signatory

Signature Page to Series F Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

QINIU BOCOM INTERNATIONAL NO.1 EQUITY FUND

By:	/s/ Yi Li
Name: Yi Li
Title: Authorized Signatory

/s/ Seal

Signature Page to Series F Share Purchase Agreement

SCHEDULE A

LIST OF PURCHASERS

(1)                                 BOCOM International Asset Management Limited, a company duly incorporated and validly existing under the Laws of Hong Kong (“BOCOM International” or the “First Closing Purchaser”);

(2)                                 Qiniu BOCOM International No.1 Equity Fund, a contractual privately offered fund formed under the Laws of PRC (“BOCOM Fund” or the “Second Closing Purchaser”).

SCHEDULE B

LIST OF FOUNDERS, HK CO. AND PRC SUBSIDIARIES

SCHEDULE C

SUBSCRIPTION SHARES

Purchaser	Class of Subscription shares	Number of Subscription Shares	Subscription Price (USD)
BOCOM International	Series F Preferred Shares	8,550,976	28,600,000
BOCOM Fund	Series F Preferred Shares	3,408,430	11,400,000
	Total	11,959,406	40,000,000

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF WARRANTORS

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

SCHEDULE F

DISCLOSURE SCHEDULE

SCHEDULE G-1

Capitalization of the Company as of the date hereof and immediately prior to the First Closing

SCHEDULE G-2

Capitalization of the Company immediately after the First Closing

Capitalization of the Company immediately after the Second Closing

SCHEDULE H

LIST OF KEY EMPLOYEES

SCHEDULE I

NOTICE

EXHIBIT A

FORM OF RESTATED ARTICLES VIII

EXHIBIT B

FORM OF SHAREHOLDERS’ AGREEMENT

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE